EXHIBIT 99

(1) Jefferies Capital Partners IV L.P. ("Jefferies Capital Partners IV"), a limited partnership of which JCP IV LLC ("General Partner") is the general partner, is the beneficial owner of 5,695,472 shares of common stock, par value $0.01 per share ("Common Stock"), of Carrols Restaurant Group, Inc. (the "Company"). Jefferies Employee Partners IV LLC ("Jefferies Employee Partners"), a limited liability company of which General Partner is the managing member, is the beneficial owner of 655,985 shares of Common Stock of the Company. JCP Partners IV LLC ("JCP Partners" and, together with Jefferies Capital Partners IV and Jefferies Employee Partners, collectively, "Jefferies Capital Partners"), a limited liability company of which General Partner is the managing member, is the beneficial owner of 208,282 shares of Common Stock of the Company. Jefferies Capital Partners IV LLC ("Manager") is the manager of Jefferies Capital Partners and the managing member of General Partner. Nicholas Daraviras (the "Reporting Person") is associated with Manager. The Reporting Person expressly disclaims beneficial ownership of the shares of Common Stock beneficially owned by Jefferies Capital Partners, and the filing of this Form 3 shall not be construed as an admission that the Reporting Person is the beneficial owner of the shares of Common Stock beneficially owned by Jefferies Capital Partners.